Exhibit 10.2

Execution Version

GAS GATHERING AGREEMENT

AZURE ETG, LLC

AS GATHERER

AND

TGG PIPELINE, LTD

AS SHIPPER

GAS GATHERING CONTRACT

BETWEEN AZURE ETG, LLC AS GATHERER

AND TGG PIPELINE, LTD AS SELLER

INDEX

ARTICLE		PAGE
I	GENERAL TERMS AND CONDITIONS	1

II	QUANTITY	1

III	FEES; FUEL AND ELECTRICITY	1

IV	POINTS OF RECEIPT AND DELIVERY	2

V	TERM	2

VI	NOTICES	2

VII	SIGNATURE PAGE	4

SECTION		PAGE
EXHIBIT A GENERAL TERMS AND CONDITIONS		A-1

I	DEFINITIONS	A-1

II	QUANTITIES AND SERVICES PROVIDED	A-3

III	MEASUREMENT EQUIPMENT AND TESTING	A-6

IV	MEASUREMENT SPECIFICATIONS	A-8

V	QUALITY	A-10

VI	NOMINATIONS	A-11

VII	DELIVERY PRESSURE	A-12

VIII	TAXES AND FEE REIMBURSEMENT	A-12

IX	BILLING AND PAYMENTS	A-12

X	FINANCIAL RESPONSIBILITY; DEFAULT	A-13

XI	RESPONSIBILITY; INDEMNITIES	A-14

XII	WARRANTY; TRANSFER OF TITLE	A-15

XIII	FORCE MAJEURE	A-15

XIV	LIMITATION OF LIABILITY	A-16

XV	ASSIGNMENT	A-16

XVI	LAWS AND REGULATIONS	A-16

XVII	CONFIDENTIALITY	A-18

XVIII	MISCELLANEIOUS	A-18

EXHIBIT B		B-1

EXHIBIT C		C-1

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (“Agreement”) is made and entered into this 6th day of August, 2015, by and between AZURE ETG, LLC hereinafter referred to as “Gatherer,” and TGG PIPELINE, LTD hereinafter referred to as “Shipper.” Gatherer and Shipper are sometimes referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Shipper desires to contract with Gatherer to receive, gather and redeliver Gas which Shipper owns or controls; and

WHEREAS, Gatherer owns and operates a natural gas gathering system in the area in which Shipper’s lands, leases and/or wells are located and desires to gather the natural gas which Shipper has available to gather;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties covenant and agree as follows:

ARTICLE I – GENERAL TERMS AND CONDITIONS

1.1	The GENERAL TERMS AND CONDITIONS attached hereto as Exhibit A are incorporated herein as if set forth in full. In the event of any conflict between the terms and conditions contained in this Agreement and the terms and conditions contained in Exhibit A, then this Agreement shall prevail. Capitalized terms used shall have the meanings ascribed to such terms in Exhibit A.

ARTICLE II – QUANTITY

2.1	Subject to the terms of this Agreement, Shipper shall deliver to Gatherer at the Point(s) of Receipt and Gatherer shall receive all such Gas and redeliver, or cause to be redelivered, Equivalent Quantities at the Point(s) of Delivery. Gatherer will provide gathering services to Shipper for quantities of Gas on a Priority Basis. Shipper has no obligation to deliver any minimum quantities of Gas hereunder, subject to the other provisions of this Agreement (including the obligation to make deficiency payments with respect to Commitment Volumes); provided, however, Shipper shall be obligated to deliver quantities of Gas nominated and confirmed in accordance with the provisions of this Agreement.

ARTICLE III – FEES; FUEL AND ELECTRICITY

3.1	Gathering Fees. Shipper shall pay to Gatherer monthly each of the fees and other amounts, as applicable, set forth on Exhibit C attached hereto for the gathering and other services provided under this Agreement.

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3.2	System Fuel, Lost and Unaccounted for Gas. Gatherer may retain from the volumes of Gas delivered hereunder, at no cost to Gatherer, a volume of Gas (in Mcf) equal to a ratable allocation of all fuel and lost and unaccounted for Gas (“FL&U”) associated with the operation, maintenance and repair of the Gathering System, including, without limitation, compression, dehydration, treating and liquids handling. To the extent that Gatherer uses electric compression, the costs of operating such compression shall be allocated ratably amongst all shippers utilizing such compression. As used herein, any amounts that are “allocated ratably” shall be allocated to Shipper based on deliveries hereunder at the Points of Receipt as a percentage of total deliveries at all Points of Receipt on the Gathering System over the applicable billing period, unless a different allocation is determined by Gathering to be more equitable.

3.3	Invoicing. All fees, costs and other amounts referenced in this Agreement shall be invoiced by Gatherer and be due and payable by Shipper in accordance with Section IX of Exhibit A attached hereto.

ARTICLE IV – POINTS OF RECEIPT AND DELIVERY

4.1	Each “Point of Receipt” (or “Receipt Point”) for Gas delivered by Shipper to Gatherer shall be at the inlet flange of the measurement facilities installed by Gatherer to receive Gas at each Receipt Point set forth on Exhibit B attached hereto and at each additional Receipt Point added to Exhibit B by written agreement of Shipper and Gatherer. Pipeline connections and related facilities to connect each Receipt Point will be at Shipper’s sole cost.

4.2	Each “Point of Delivery” (or “Delivery Point”) for Gas delivered by Gatherer to or for the account of Shipper shall be at the inlet flange of the measurement facilities of each Delivery Point that is set forth on Exhibit B and at each Delivery Point added to Exhibit B by written agreement of Shipper and Gatherer. Notwithstanding the foregoing, Gatherer may, at its sole discretion, add a Delivery Point to Exhibit B at any time. Shipper shall be obligated to make all arrangements with the pipelines interconnecting with the Gathering System at the Delivery Point(s) to receive Gas delivered by Gatherer to or for the account of Shipper at such Delivery Point(s).

ARTICLE V – TERM

5.1	This Agreement shall be effective as of the date set forth at the outset of this Agreement, and, unless terminated earlier in accordance with any express provision of this Agreement, shall remain in full force and effect until July 31, 2020 and, unless terminated by either Party upon written notice to the other at least ninety (90) Days prior to the end of the primary term or any anniversary thereafter, continuing from year to year thereafter.

ARTICLE VI – NOTICES

6.1	Any notice, request, demand, statement, invoice or bill provided for in this Agreement, or any notice which a Party may desire to give to the other, shall be in writing and shall be deemed as duly made when delivered personally, or three (3) Business Days following deposit in the United States mail, certified mail, return receipt requested, or one (1) Business Day following delivery to a recognized overnight courier service, or upon transmittal by facsimile (with answerback confirmation), in each such case postage or charges prepaid and addressed to the addresses set forth below.

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GATHERER:

Notices & Correspondence: Azure ETG, LLC Attn: Contract Administration 12377 Merit Drive Suite 300 Dallas, Texas 75251 Phone: 214-736-1499 Fax: 972-387-3885	Accounting Matters: Azure ETG, LLC Attn: Gas Accounting 12377 Merit Drive Suite 300 Dallas, Texas 75251 Phone: 214-736-1499 Fax: 972-387-3885

SHIPPER:

Notices & Correspondence: TGG Pipeline Ltd Attn: Contract Administration 12377 Merit Drive Suite 300 Dallas, Texas 75251 Phone: 214-736-1499 Fax: 972-387-3885	Accounting Matters: TGG Pipeline Ltd Attn: Gas Accounting 12377 Merit Drive Suite 300 Dallas, Texas 75251 Phone: 214-736-1499 Fax: 972-387-3885

Either Party may change one or more of its addresses or accounts by giving written notice to the other Party in any manner provided above.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers on the date first hereinabove written.

Azure ETG, LLC

By:	/s/ I. J. “Chip” Berthelot, II
Name: I. J. “Chip” Berthelot, II
Title: President

TGG Pipeline, Ltd

By:	/s/ I. J. “Chip” Berthelot, II
Name: I. J. “Chip” Berthelot, II
Title: President

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EXHIBIT A

GENERAL TERMS AND CONDITIONS

Section I - Definitions

Unless another definition is expressly stated or the context requires otherwise, the following terms, when used in the Agreement to which this Exhibit A is attached and all exhibits and attachments thereto, are intended to and shall have the following meanings:

(a)	“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term “control” (including its derivatives and similar terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

(b)	“Btu” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and one-half degrees Fahrenheit (58.5°F) to fifty-nine and one-half degrees Fahrenheit (59.5°F) at a constant pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

(c)	“Claims” means any and all actions, claims, costs (including without limitation, costs of investigation, litigation, and court costs), damages, demands, fines, interest, judgments, liabilities (INCLUDING STRICT LIABILITY), losses, penalties, proceedings, suits (including appeal), and expenses (including, without limitation, reasonable attorneys’ fees).

(d)	“Cubic Foot” means a volume of Gas occupying a space of one (1) cubic foot at a temperature of sixty degrees Fahrenheit (60°F) and at a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

(e)	“Day” means a period of time beginning at 9:00 a.m., Central time, on one calendar day and ending at 9:00 a.m., Central time, on the following calendar day; provided, however, that “Business Day” means any Day that is a Monday, Tuesday, Wednesday, Thursday or Friday, except when such Day is a Federal Reserve Bank holiday.

(f)	“Equivalent Quantities” means that quantity of Gas (in MMBTUs) that is thermally equivalent to the quantity of Gas (in MMBTUs) received by Gatherer from Shipper at the Receipt Point(s) on any one Day less those volumes of Shipper’s Gas that are retained as fuel under Section VII of this Exhibit A and/or FL&U under Article 3.2 of this Agreement, as such volumes are determined by Gatherer in good faith and allocated ratably or prorata, as applicable.

(g)	“Gas” means natural gas or any mixture of hydrocarbon gases or of hydrocarbon gases and non-combustible gases including all elements and compounds contained therein as produced from oil and gas wells.

(h)	“Gatherer Indemnified Parties” means Gatherer, its successors and permitted assigns, and each of their respective Affiliates, and each of their and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.

(i)	“Gathering System” means Gatherer’s Gas gathering pipeline facilities, and related compression, dehydration, treating and other facilities, acquired or constructed by Gatherer, that are utilized in conjunction with receiving, gathering and redelivering Gas from points of interconnect delivering Gas into Gatherer’s Gas gathering facilities to points of interconnect delivering Gas out of Gatherer’s gathering facilities.

(j)	“Gross Heating Value” means the number of Btu produced by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1) Cubic Foot at a temperature of 60°F when saturated with water vapor and at a pressure equivalent to fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia), under standard gravitational force, with air of the same temperature and pressure as the Gas when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. The Gross Heating Value so determined shall be corrected from the conditions of testing to that of the actual condition of the Gas received, expressed in Btu per Cubic Foot and reported at a pressure base of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia). Correction for water vapor content greater than seven (7) pounds per million cubic feet shall be made in accordance with the most current version of GPA 2172, as revised.

(k)	“Interest(s)” means any right, title or interest in lands and any right to produce oil and/or Gas therefrom whether arising from fee ownership, working interest ownership, mineral ownership, leasehold ownership, or arising from any pooling, unitization or communitization of any of the foregoing rights, without limitation as to depths or formations.

(l)	“Interruptible Basis,” “Interruptible Service,” “Interruptible” and similar terms used herein mean the lowest level of service offered by Gatherer on the Gathering System, which Gatherer may interrupt at any time for any reason.

(m)	“Mcf” means one thousand (1,000) Cubic Feet.

(r)	“MMbtu” means one million (1,000,000) Btu.

(s)	“Month” means the period beginning at 9:00 a.m., Central time, on the first Day of a calendar month and ending at 9:00 a.m., Central time, on the first Day of the succeeding calendar month.

(t)	“Nominated Quantity” means the quantity of Gas (in MMBtu) nominated by Shipper pursuant to the provisions of Section VI of this Exhibit A.

(v)	“Person” means any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or governmental authority.

(w)	“Primary Firm Basis,” “Primary Firm Service,” “Primary Firm” and similar terms used herein mean the highest priority of firm service offered by Gatherer on the Gathering System.

(x)	“Priority Basis,” “Priority Service,” “Priority” and similar terms used herein mean the level of firm service offered by Gatherer on the Gathering System which is lower than Primary Firm Service but is higher than Interruptible Service.

(y)	“Taxes” means all taxes, assessments, allowances, charges or costs imposed by any law, rule, regulation or other government authority or paid or incurred by Gatherer in response to, or to comply with, any law, rule or regulation or other government authority, including, without limitation, to comply with any emissions limitations (which costs include the costs of any allowances that are required to be purchased by or on behalf of Gatherer to comply with such emissions limitations).

Section II - Quantities and Services Provided

(a)	Subject to all of the provisions hereof, Gatherer shall accept at the Receipt Point(s) a daily quantity of Gas up to the Nominated Quantity for such Receipt Point(s), provided, however, that Gatherer shall not be obligated to accept any Gas on a Priority Basis at any Receipt Point unless there is capacity available after providing Primary Firm Service to all shippers (including Gatherer) who have contracted (in the case of other shippers) or reserved (in the case of Gatherer) Primary Firm Service at such Receipt Point, and then Gatherer shall provide Priority Service to Shipper hereunder at such Receipt Point on a prorata basis (as determined in good faith by Gatherer) with all other shippers who have contracted for Priority Service at such Receipt Point. In addition, subject to all provisions of this Agreement, Gatherer shall not be obligated to deliver any Gas on a Priority Basis at any Delivery Point unless there is capacity available after providing Primary Firm Service to all shippers (including Gatherer) who have contracted (in the case of other shippers) or reserved (in the case of Gatherer) Primary Firm Service at such Delivery Point, and then Gatherer shall provide Priority Service to Shipper hereunder at such Delivery Point, on a prorata basis (as determined in good faith by Gatherer) with all other shippers who have contracted for Priority Service at such Delivery Point. Gatherer shall not be obligated to receive Gas from Shipper at any time in excess of Receipt Point capacity or Gathering System capacity.

(b)	Subject to all other provisions of this Agreement, Gatherer shall, as nearly as practicable each Day, deliver for Shipper’s account Equivalent Quantities of Gas at the Delivery Point(s). All quantities received hereunder at the Receipt Points and all deliveries of Equivalent Quantities hereunder at the Delivery Point(s) shall be balanced on a Btu basis, and all such quantities referred to herein shall be adjusted for the Gross Heating Value thereof.

(c)

The intent of the Parties to this Agreement is that Gas be received and delivered hereunder at the same rate, and Shipper shall not, in any manner, utilize Gatherer’s pipeline system for storage, drafting, banking, or peaking purposes. If on any Day(s) Shipper delivers a quantity of Gas at the Receipt Point(s) (less applicable fuel and FL&U) in excess of the quantity of Gas being concurrently delivered by Gatherer at the Delivery Point(s) to or for the account of Shipper hereunder, Gatherer shall have the right to reduce and/or discontinue its receipts of Gas from Shipper until such time as arrangements have been made by Shipper with Gatherer to balance such excess. If on any Day(s) Shipper delivers a quantity of Gas at the Receipt Point(s) (less applicable fuel and FL&U) less than the quantity of Gas being concurrently delivered by Gatherer at the Delivery Point(s) to or for the account of Shipper hereunder, Gatherer shall have the right to reduce and/or discontinue deliveries of Gas to Shipper’s downstream purchaser or transporter until arrangements have been made by Shipper to balance such under delivery. It is recognized that an exact daily balancing of receipts

(less applicable fuel and FL&U) and deliveries may not be possible due to the inability of the Parties to control precisely such receipts and deliveries. However, Gatherer, to the extent practicable, will deliver each Day at the Delivery Points an Equivalent Quantity to the quantity received by Gatherer that Day at the Receipt Points. Gatherer shall have no liability for any scheduling, imbalance or other penalties which may be imposed at or downstream of the Point(s) of Delivery, and Shipper shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless the Gatherer Indemnified Parties from and against any Claims relating to or arising from such scheduling, imbalance or other penalties, including penalties associated with pipeline Operational Flow Orders or similar directives. In the event quantities of Gas are scheduled for delivery hereunder at more than one Delivery Point during any Month, then imbalances occurring between Shipper and Gatherer on the Gathering System applicable to each Delivery Point shall be determined based on scheduled and actual deliveries at such Delivery Point. Gatherer shall include in the monthly statement under Section IX(a) any cash out and penalty amounts which may be owed in accordance with the foregoing as a result of any such imbalances which may occur and the method used to calculate such imbalances.

All Imbalances shall be cashed out on a Monthly basis.

1) The Cash Out Index Price is NGPL TX OK Gas Daily average.

The Imbalance Percent set forth in the table below will be determined by comparing the actual deliveries and the scheduled gas on any Delivery Point at the Delivery Point(s) and will be applied in the Month that the Imbalance accumulated. The Cash Out Index Price will be adjusted to reflect a premium for the quantity of Gas owed to Gatherer or to reflect a discount for the quantity of Gas owed to Shipper, based on the Imbalance Percent as set forth in the table below with the resulting product being the Cash Out Price.

Imbalance Percent	Premium/Discount Percent
0% - < 5%	0%
> 5% - < 10%	10%
> 10% - < 15%	20%
> 15% - < 20%	30%
> 20%	40%

Using the table above, payments are to be made for any Imbalances in a Month as follows:

i)	Gatherer will pay Shipper an amount that is the product of the Positive Imbalance each Month, if any, and the Cash Out Index Price as reduced by the Discount Percent corresponding to Shipper’s Imbalance Percent; and

ii)	Shipper will pay Gatherer an amount that is the product of the Negative Imbalance each Month, if any, and the Cash Out Index Price as inflated by the Premium Percent corresponding to the Shipper’s Imbalance Percent.

(d)	Shipper shall make, or cause to be made, all necessary arrangements with other pipelines or third parties at or upstream of the Receipt Point(s) and at or downstream of the Delivery Point(s) in order to facilitate Gatherer’s receipt and delivery of Gas. Such arrangements must be coordinated with Gatherer’s Gas Control Department and must be acceptable to Gatherer in its sole good faith discretion during the term of this Agreement.

(e)	Although Shipper shall retain title to Gas delivered to Gatherer at the Receipt Point(s) hereunder, it is understood and agreed that such Gas received by Gatherer shall constitute part of the supply of Gas from all sources in Gatherer’s Gathering System, and as such Gatherer shall, subject to its obligation to deliver an Equivalent Quantity as provided in Paragraph (c) of this Section II, have the absolute and unqualified right to commingle such Gas, to deliver molecules different from those received and to handle the molecules received in any manner, retaining in Gatherer all right, title and interest to any components, hydrocarbon or otherwise, obtained by virtue of liquids accumulating in Gatherer’s Gathering System.

(f)	Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner which, in Gatherer’s reasonable business judgment, is consistent with its obligations under this Agreement. Gatherer shall not be obligated to modify existing facilities or to install new facilities in order to either receive or deliver Gas or increase its capacity for service hereunder, unless otherwise mutually agreed in writing between the Parties. Gatherer shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Shipper, except in cases of emergency where such notice is impracticable or in cases where the operations of Shipper will not be affected.

(g)	Gatherer will use reasonable efforts to provide timely notification to Shipper by telephone, with subsequent e-mail notification, of the potential size and duration of any unscheduled capacity disruption. If Shipper does not adjust its nomination within two (2) hours, Gatherer may adjust Shipper’s nomination and/or not confirm the nominations requested by Shipper in the next nomination cycle. Gatherer also may request that Shipper shut in wells to match production with nominations. In the event that Shipper does not adjust its nomination as reasonably directed by Gatherer, and such failure to adjust nominations could materially impact operations on the Gathering System, Gatherer may curtail or shut in Gas for a reasonable period of time. Gatherer shall not be liable for Claims caused by any curtailment imposed by Gatherer.

(h)

In the event of any capacity constraints on the Gathering System due to events of force majeure (as defined in Section XIII (b)), Maintenance or operational considerations, Gatherer shall have the right to interrupt or curtail receipts or deliveries of Gas hereunder. Gatherer shall allocate the physical capacity available at the Receipt Points or Delivery Points, as applicable, among all firm shippers on a pro rata basis based on each shipper’s scheduled firm volumes (i.e. Primary Firm or Priority) at the applicable location (not to exceed each such shipper’s firm contracted capacity (i.e. Primary Firm or Priority) at such location) as a percentage of the total scheduled firm volumes (i.e. Primary Firm or Priority) at the applicable location (not to exceed the total firm contracted capacity (i.e. Primary Firm or Priority) at such location). In this regard, Primary Firm Service shall have priority over Priority Service and Priority Service shall have priority over Interruptible Service. As such, only if there is capacity available at a specific location after allocation of all Primary Firm Service at such location, will there be any allocation of Priority Service at such location. For the avoidance of doubt, if a shipper which has contracted for Primary Firm Service, or Priority Service, at a given location has scheduled less than its full contracted capacity of Primary Firm Service, or Priority Service, at such location when an interruption or curtailment of service at such location occurs, such shipper shall have the right to increase its scheduled Primary Firm Service, or Priority Service, at such location up to its full contracted capacity of Primary Firm Service, or Priority Service, at such location in determining the prorata share of capacity to be allocated to such firm shipper at such location during such interruption or curtailment in accordance with the above.

(i)	If Gatherer is unable to receive Gas hereunder at the Receipt Points or deliver Gas hereunder at the Delivery Points with respect to all or any volume of Gas (subject to any restrictions herein) that Shipper is ready, willing, and able to deliver or receive, or cause to be delivered or received, as applicable, in accordance with the terms of this Agreement, and there exists no uncured breach of this Agreement on the part of Shipper, then (i) Shipper, at its option, may elect to temporarily release the volume of Gas hereunder for which Gatherer is unable to provide gathering services from this Agreement by delivering written notice thereof to Gatherer, and (ii) immediately upon delivering such notice and thereafter during such period of time, Shipper shall have the right to deliver such volume of Gas to alternative facilities for the provision of services. Upon the resumption of Gatherer’s ability to receive and deliver Gas hereunder and after written notice thereof by Gatherer to Shipper, such temporary release shall end and Shipper shall resume the delivery of all Gas to Gatherer no later than sixty (60) Days from the receipt of Gatherer’s notice of Gatherers ability to resume receipt of Shipper’s Gas; provided, however, if the reason for Gatherer’s inability to receive or deliver Gas hereunder was due to force majeure (as defined in Section XIII (b)) or Maintenance, Shipper shall immediately resume the delivery of all Gas to Gatherer hereunder.

(j)	In order to insure that the Gathering System is kept relatively free of obstructions that could impede free flow of Gas, Gatherer may collect, remove, and dispose of any water, liquids or solids, whether or not hydrocarbons are included, which could accumulate in the Gathering System. Gatherer shall be responsible for disposal of the water, liquids and solids so collected, shall own them, and shall not assess any additional charge for such disposal or make reimbursement to Shipper for the disposed fluids or any shrink associated therewith.

(k)	If during any Month, Shipper delivers less than three thousand (3,000) Mcf of Gas at any Point of Receipt, then Shipper shall pay Gatherer a minimum volume fee for such Point of Receipt for such Month equal to five hundred dollars ($500). Such minimum volume fee shall be adjusted per paragraph 7 of Exhibit C.

(l)	Gatherer agrees to treat for the removal of CO2 and hydrogen sulfide and dehydrate all Gas delivered by Shipper hereunder at the Receipt Point(s) such that the Gas delivered by Gatherer at the Delivery Point(s) to or for the account of Shipper hereunder shall not have a water vapor content in excess of seven (7) pounds of water vapor per one million (1,000,000) Cubic Feet of Gas and shall meet the CO2 and hydrogen sulfide quality requirements of the downstream pipeline(s) receiving such Gas at such Delivery Point(s). No Gas delivered hereunder by Shipper shall be treated for the removal of CO2 prior to such delivery. Shipper shall be charged a fee as provided in Exhibit C for any such treating and dehydration services, and Shipper shall provide its share of fuel applicable to such treating service, as set forth in Exhibit C.

Section III - Measurement Equipment and Testing

(a)	The custody transfer points for volumes on the Gathering System will be defined as the inlet flange of Gatherer’s measurement facility at the Receipt Point(s) and the inlet flange of the measurement facility at the Delivery Point(s), or as mutually agreed otherwise in writing.

(b)	Gatherer, or its designee, shall maintain and operate at its own expense the measuring station(s) at the Receipt Point(s) and the Delivery Point(s) through which the quantity of Gas gathered hereunder shall be measured. Shipper may install, maintain and operate, at its own expense, at the Receipt Point(s) such check measuring equipment as desired; provided, that such equipment shall be installed so as not to interfere with the operation of Gatherer’s or its designee’s measuring equipment.

(c)	The measuring equipment at the Receipt Point(s) shall be constructed, installed and operated in accordance with the following depending on the type of meters used:

(i)	Orifice Meters - in accordance with ANSI/API 14.3.2 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, dated April 2000, and any subsequent amendments, revisions or modifications thereof and shall include the use of flange connections. Should Gas pulsation problems occur upstream of the Receipt Point(s) or downstream of the Delivery Point(s), Shipper, or its designee, shall take whatever steps are necessary to mitigate such pulsation.

(ii)	Turbine Meters - in accordance with the American Gas Association Measurement Committee Report No. 7 (American Gas Association Report No. 7), First Revision, dated November 1984, and any subsequent amendments, revisions or modifications thereof.

(iii)	Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5 and 7 and any subsequent amendments, revisions, or modifications thereof.

(iv)	Ultrasonic Meters – in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

Notwithstanding anything contained in this Paragraph (c) to the contrary, Gatherer or its designee shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions or modifications of the American Gas Association Reports cited in Subparagraphs (i) through (v) of this Paragraph (c).

(d)	Gatherer shall give reasonable notice to Shipper in order that Shipper may have a representative present to observe any cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting of the measuring equipment at the Receipt Point(s). The official charts and records from such measuring equipment shall remain the property of Gatherer or its designee. Upon request, Gatherer or its designee will submit such charts and records, together with calculations therefrom, to Shipper for inspection and verification, subject to return to Gatherer or its designee within thirty (30) Days after receipt thereof.

(e)

The accuracy of all measuring equipment at the Receipt Points shall be verified by Gatherer or its designee at reasonable intervals and, if requested, in the presence of a representative of Shipper. Gatherer or its designee shall verify the accuracy of such equipment once every three (3) Months (or once annually for meters with volumes less than five hundred (500) Mcf per Day) unless Shipper requests a special test as described below; provided, however, that when daily deliveries of Gas at any Point of Receipt average ten thousand (10,000) Mcf per Day or greater during any Month, the accuracy of such measuring equipment shall be verified once every Month. If, upon any test, such measuring equipment is found to be inaccurate by two percent (2%) or less, previous readings of such equipment will be considered correct in computing the deliveries of Gas by Shipper hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, such measuring equipment is found to be inaccurate by more than two percent (2%) of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely to have been subject to such error or is otherwise agreed upon, utilizing the procedure set forth in Paragraph (f) of this Section III. If such period is not known or agreed upon, such correction shall be made for a period covering one-half ( 1⁄2) of the time elapsed since the date of the latest test, but not to exceed sixteen (16) Days when the equipment is tested every Month and not to exceed forty-five (45) Days when the equipment is tested every three (3) Months. In the event Shipper desires a special test of any measuring equipment at the Receipt Points, at least seventy-two (72) hours advance notice shall be given to Gatherer by Shipper, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by two percent (2%) or less, Gatherer shall have the right to bill Shipper for the costs incurred due to such special test, including any labor and transportation costs and Shipper shall pay such costs promptly upon receipt of invoice therefor.

(f)	If, for any reason, any measurement equipment at the Receipt Point(s) is out of adjustment, out of service, or out of repair or a correction of the metered flow rate is required under Paragraph (e) of this Section III, the total quantity of Gas delivered shall be re-determined in accordance with the first of the following methods which is feasible:

(i)	By using the registration of any check meter(s), if installed and accurately registering (subject to testing as described in this Section III); or

(ii)	Where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

(iii)	By correcting the error by rereading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(iv)	By estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

(g)	Gatherer or its designee shall retain and preserve for a period of at least 2 years all Receipt Point test data, charts and other similar records.

(h)	If Shipper’s flow volumes are outside of the accurate range of measurement of Gatherer’s installed meter, Shipper shall be responsible for costs incurred by Gatherer to install a meter that is accurate for the range of volumes that Shipper is actually flowing. Gatherer shall provide Shipper with no less than thirty (30) Days’ notice of such new meter installation as well as the estimated costs associated therewith.

Section IV - Measurement Specifications

The measurements of the quantity and quality of all Gas delivered at the Receipt Point(s) shall be conducted in accordance with the following:

(a)	The unit of volume for measurement shall be one (1) Cubic Foot. Such measured volumes shall be multiplied by their Gross Heating Value per Cubic Foot and divided by one million (1,000,000) to determine MMBtu delivered hereunder.

(b)	The temperature of the Gas shall be determined by Gatherer or its designee by a recording thermometer installed so that it may record the temperature of the Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit (1°F), obtained while Gas is being delivered, shall be the applicable flowing Gas temperature for the period under consideration.

(c)	The specific gravity of the Gas shall be determined by Gatherer or its designee by a recording gravitometer or chromatographic device installed and located at a suitable point to record representative specific gravity of the Gas being metered or, at Gatherer’s or its designee’s option, by spot samples or continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Gas is being delivered shall be the specific gravity of the Gas used for the recording period. If the spot sample or continuous sampling method is used, the gravity to the nearest one thousandth (0.001) shall be determined once a Month from a Gas analysis. The result should be applied during such Month for the determination of Gas volumes delivered hereunder at the Receipt Points.

(d)	Adjustments to measured Gas volumes for the effects of supercompressibility shall be made in accordance with accepted American Gas Association standards. Gatherer or its designee shall obtain appropriate carbon dioxide and nitrogen mole fraction values for the Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s or its designee’s option, equations for the calculation of supercompressibility may be taken from either the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the “NX-19 Manual”) or American Gas Association Report No. 8, dated December 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision.

(e)	For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Point(s) shall be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such point(s) from time to time. For the purposes herein, such atmospheric pressure will be assumed to be fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia).

(f)	The Gross Heating Value of the Gas delivered at the Receipt Point(s) shall be determined by Gatherer or its designee at least once each calendar quarter by means of a method of general use in the Gas industry. Provided, however, that when daily deliveries of Gas at any Point of Receipt average ten thousand (10,000) Mcf or greater during any Month, the Gross Heating Value of the Gas delivered at such Point of Receipt shall be taken Monthly at a suitable point on the facilities to be representative of the Gas being metered.

(g)	Other tests to determine water content, sulfur, and other impurities in the Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures. The Party requested to perform such test(s) shall bear the cost of such test(s) only in the event the Gas tested is determined not to be within the quality specification set forth below. If the Gas is within such quality specification, the requesting Party shall bear the cost of such test(s). Notwithstanding the foregoing, if the initial test performed by the requested Party indicates the Gas tested is within the quality specifications set forth below, and the requesting Party requests a retest of such Gas and such retest determines such Gas is not within such quality specifications, then the requesting Party shall not bear the cost(s) of such retest.

(h)	If at any time during the term hereof a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, then such new method or technique may be substituted by Gatherer for the method set forth in this Section IV when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association.

Section V - Quality

(a)	Subject to Gatherer’s obligation to treat (for the removal of CO2) and dehydrate the Gas as provided in Section II(p) of this Exhibit A, all Gas delivered at the Receipt Point(s) hereunder shall conform to the following specifications:

(i)	Water Vapor: The Gas shall not have a water vapor content in excess of seven (7) pounds of water vapor per one million (1,000,000) Cubic Feet of Gas.

(ii)	Hydrogen Sulfide: The Gas shall not contain more than one and one quarter (1.25) grain of hydrogen sulfide per one hundred (100) Cubic Feet of Gas.

(iii)	Total Sulfur: The Gas shall not contain more than six (6) grains of total sulfur per one hundred (100) Cubic Feet of Gas.

(iv)	Temperature: The Gas shall not have a temperature less than forty degrees Fahrenheit (40°F) or more than one hundred twenty degrees Fahrenheit (120°F).

(v)	Oxygen: The Gas shall contain no oxygen.

(vi)	Nitrogen: The Gas shall not contain more than two percent (2%) by volume of nitrogen.

(vii)	Carbon Dioxide: The Gas shall not contain more than two percent (2%) by volume of carbon dioxide.

(viii)	Nonhydrocarbons: Notwithstanding the foregoing provisions of this Paragraph (a) to the contrary, the Gas shall not contain more than four percent (4%) by volume of total nonhydrocarbons. Nonhydrocarbons shall include, but not be limited to, hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

(ix)	The Gas shall not contain any carbon monoxide, halogens or unsaturated hydrocarbons, and no more than four hundred (400) ppm of hydrogen.

(x)	Objectionable Liquids and Solids and Dilution: The Gas shall be free of objectionable liquids and solids, shall not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions and shall be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter or any other substance which might interfere with the merchantability of the Gas, or cause injury to or interference with proper operation of the lines, meters, regulators, or other equipment downstream through which it flows.

(xi)	Gross Heating Value: The Gas shall not have a Gross Heating Value less than nine hundred fifty (950) Btu per Cubic Foot of Gas or more than one thousand fifty (1,050) Btu per Cubic Foot of Gas.

(xii)	Hydrocarbon Dewpoint: The Gas shall conform to the most stringent hydrocarbon dewpoint specifications published by any of the downstream pipelines that are interconnected to the Gathering System at any time.

(b)	In the event any Gas delivered to any Receipt Point hereunder fails to meet the more stringent of (i) any of the quality specifications stated in this Section V or (ii) any of the most stringent quality specifications published by any of the downstream pipelines that are interconnected to the Gathering System at any time (“Non-Conforming Gas”), Gatherer shall have the right, in addition to other rights it may have, at its option at any time and from time to time to refuse to accept such Non-Conforming Gas for so long as Shipper is unable to deliver Gas conforming to such specifications; provided, however, Gatherer shall not have the right to reject Non-Conforming Gas under this sentence to the extent the non-conformance is caused by water vapor and/or carbon dioxide. Gatherer, in its sole discretion, may accept Non-Conforming Gas; however, such acceptance shall not be deemed a waiver of Gatherer’s right to refuse to accept Non-Conforming Gas at a subsequent time. In addition, should Shipper deliver Non-Conforming Gas, Shipper shall be responsible for (i) any fees or other amounts charged by Gatherer’s downstream transporter or its designee and/or (ii) any costs incurred by Gatherer in order to avoid such fees or other amounts for such Non-Conforming Gas for as long as such condition exists or such fees or other amounts are charged.

(c)	Shipper shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless, the Gatherer Indemnified Parties from and against all Claims arising out of, or related to, the delivery of Non-Conforming Gas. The duty to indemnify under this Section V shall continue in full force and effect, notwithstanding the expiration or early termination of this Agreement, with respect to any Claims based on facts or conditions that occurred prior to such expiration or termination.

Section VI - Nominations

For each Month during the term of this Agreement, Shipper shall provide Gatherer, by no later than 8:30 a.m., Central time, on the earlier of the fifth (5th) Business Day immediately preceding the first Day of the next Month or one (1) Business Day prior to the nomination deadline for the next Month for the downstream pipeline(s) receiving gas at the Delivery Point(s), a nomination indicating the estimated volume of Gas for each Receipt Point(s) and Delivery Point(s) and any other information relevant to the gathering and other service provided hereunder, provided, however, that (i) nominations at the Delivery Point(s) are subject to confirmation by the downstream pipelines at such Delivery Points and (ii) Gatherer reserves the right, from time to time and upon reasonable notice to Shipper, to revise its nominations procedures. Shipper may revise its nomination for Gas gathered upon not less than 24 hours’ notice to Gatherer (subject to confirmation by downstream pipeline(s) at the Delivery Points, as applicable). Nominations and any revisions thereto shall be made to Gatherer’s Gas Control Department by email, facsimile or other electronic means, as directed by Gatherer from time to time.

Section VII - Delivery Pressure

Shipper shall deliver Gas at the Receipt Point(s) hereunder at a pressure(s) sufficient to enter the Gathering System at each such point not to exceed the maximum allowable operating pressure of the Gathering System. Gatherer shall deliver Gas at the Delivery Point(s) hereunder at the pressure(s) existing in the Gathering System at each such point. If any downstream pipeline changes its normal operating pressure, or Gathering System conditions are such that it requires Gatherer to install additional compression in order to effect delivery of Gas into such pipeline, Gatherer may install compression between any applicable Receipt Point and the applicable Delivery Point sufficient to cause Shipper’s Gas to enter such downstream pipeline from the Gathering System, and Shipper shall be charged a Compression Fee related thereto as set forth on Exhibit C attached hereto, and Shipper shall provide its share of fuel in kind to operate such compression as set forth in Exhibit C.

Section VIII - Taxes and Fee Reimbursement

Shipper shall reimburse Gatherer for any Taxes arising from or attributable to the gathering and/or other services provided by Gatherer hereunder, the receipt or delivery of Gas hereunder, and/or the operation of the Gathering System, excluding Taxes calculated or paid on Gatherer’s net income and excluding real property taxes. Any Taxes arising from or relating to the operation of the Gathering System shall be allocated to Shipper based on deliveries by Shipper hereunder as a percent of total deliveries by all entities delivering on the Gathering System.

Section IX - Billing and Payments

(a)	Each Month, Gatherer shall render to Shipper a statement setting forth the amount owed for the services provided hereunder during the preceding Month, and any other applicable charges hereunder including Volumetric Commitment fees set forth in Exhibit C. If the actual quantities of Gas received and delivered hereunder are not known at the time of billing, Gatherer will prepare its statement based on the quantities nominated. The invoiced quantities will then be adjusted to the actual quantities on the following Month’s statement or as soon thereafter as actual receipt and delivery information is available. Shipper shall pay to Gatherer, by wire transfer of immediately available funds, all amounts set forth in Gatherer’s statement by the later of the twenty-fifth (25th) Day of the Month following the Month in which the services which are the subject of the statement were provided or ten (10) Business Days after the date of receipt of such statement by Shipper.

(b)	Should Shipper fail to pay the amount of any statement rendered by Gatherer hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to and including, the date payment thereof is actually made at the lesser of (i) the “Prime Rate”, plus three percent (3%), computed on an annualized basis and compounded Monthly, and (ii) the maximum rate of interest permitted by applicable law. “Prime Rate” shall be defined as the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the Heading “Prime Rate”, or any successor thereto, on the first date of publication for the calendar month in which payment is due. Gatherer shall render a late payment charge invoice and Shipper shall make payment therefor within ten (10) Days of the date of such invoice. Subject to Section IX(c) below, if Gatherer provides written notice to Shipper of Shipper’s failure to pay an amount due hereunder and Shipper fails to pay within five (5) Business Days of the date of such notice, Gatherer may suspend gathering and other services hereunder to Shipper.

(c)	If any statement is disputed by Shipper, Shipper shall pay the undisputed amounts when due and shall, within ten (10) Days from the date of Shipper’s receipt of Gatherer’s statement, give Gatherer written notification setting forth the disputed amount and the basis therefor. Shipper and Gatherer shall use reasonable diligence to resolve disputed amounts within thirty (30) Days following written notification. If the undisputed amount is not paid when due, the undisputed amount shall be subject to late payment charges as described in Section IX(b) above. Any disputed amount which later is determined to be due to Gatherer, shall be subject to late payment charges as described in Section IX(b) above from the original due date.

(d)	Subject to execution of the audited Party’s standard form confidentiality agreement, each Party has the right, at its sole expense and during normal working hours and after providing written notice at least twenty (20) Days prior to the audit, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. Upon receipt of a written notice of audit, the audited Party, and the Party requesting such audit, shall not destroy any records applicable to such audit and the applicable period being audited until such audit is complete and any issues raised by such audit have been finally settled or resolved.

(e)	Subsequent to any statement having been paid, if any overcharge or undercharge in any form whatsoever shall be found, Gatherer shall refund the amount of any overcharge received by Gatherer, and Shipper shall pay the amount of any undercharge due Gatherer, within thirty (30) Days after final determination thereof; provided, however, no retroactive adjustments will be made for any overcharge or undercharge beyond a period of twenty-four (24) Months from the date of the statement. The provisions of this Paragraph (e) shall survive the termination of this Agreement.

(f)	No adjustments, retroactive or prospective, shall be made to volumes for prior periods, whether the result of volume allocation errors or any other reason other than meter calibration error, that involve changes that would be less than one hundred (100) MMBtu per Month.

Section X - Financial Responsibility; Default

(a)

Financial Responsibility. If Gatherer determines at any time, in its sole good faith judgment, that the credit worthiness or financial responsibility of Shipper is impaired or is unsatisfactory or if Shipper fails to provide the information required under Section X(b), then Gatherer may, upon written notice to Shipper: (1) require Shipper to pay for the gathering of Gas hereunder in cash in advance of Gatherer’s gathering services thereof, (2) retain 10% of Shipper’s Gas as further provided in this Section X(a), or (3) request other security satisfactory to Gatherer before further gathering or other services are provided. If Gatherer elects to retain 10% of Shipper’s Gas as provided in the previous sentence, then: (A) Shipper hereby transfers and conveys to Gatherer that Gas, free of charge and free of any liens, encumbrances and Claims of any nature, (B) Gatherer will settle with Shipper for each Day in which it retains Gas on the basis of the Midpoint price for the Carthage Hub as published by “Platts Gas Daily” subtracting from such amount all fees and charges due to Gatherer under this Agreement and all transport, treating and other fees that are related to a sale of that Gas, and (C) if Gatherer owes a net amount to Shipper, Gatherer will pay that amount within ten Days after the date of the statement rendered in accordance with Section IX(a) of this Exhibit A. If Shipper (i) makes an assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or has such petition filed or proceeding commenced against it, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) is unable to pay its debts as they fall due, or (v) fails to give adequate security for or assurance of its ability to perform its obligations under this Agreement within forty-eight (48) hours of a reasonable request by Gatherer, then Gatherer shall have the right to either suspend services hereunder, or terminate this Agreement, without prior notice and without prejudice to any and all claims for damages or other rights or remedies available under this Agreement or pursuant to law, and without liability of any kind or character to Shipper.

(b)	Shipper will furnish, or cause to be furnished, to Gatherer, upon Gatherer’s written request: (A) within one hundred twenty (120) Days after the close of each fiscal year, (i) the audited consolidated balance sheets of Shipper and its consolidated subsidiaries as at the end of such year, and (ii) the audited consolidated statements of income, equity and cash flow of Shipper and its consolidated subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with generally accepted accounting practices in the United States; and (B) within ninety (90) Days after the close of each fiscal quarter (except the last quarter of each fiscal year) of Shipper, (i) the unaudited consolidated balance sheets of Shipper and its consolidated subsidiaries as at the end of such quarter, and (ii) the unaudited consolidated statements of income, equity and cash flow of Shipper and its consolidated subsidiaries for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and in each case prepared in accordance with generally accepted accounting principles excluding footnotes. Notwithstanding the foregoing, for so long as Shipper is a publicly traded company and the information specified in the preceding sentence, or information substantially the same as such information, is filed with the U.S. Securities and Exchange Commission and publicly available to Gatherer, then Shipper shall not be required to comply with the requirements of the preceding sentence.

(c)	If this Agreement is terminated in any manner provided herein, Shipper’s execution of this Agreement shall be deemed a consent by Shipper to the disconnection of Gatherer’s facilities under Statewide Rule 73 of the Conservation Rules and Regulations of the Railroad Commission of Texas, if and to the extent such rule is ever interpreted to govern transaction(s) of the type evidenced hereby.

Section XI – Responsibility; Indemnities

(a)	Shipper shall be deemed to be in exclusive control and possession of the Gas until such Gas is received by Gatherer at the Receipt Point(s) and after such Gas has been delivered at the Delivery Point(s). Gatherer shall be deemed to be in exclusive control and possession of the Gas after receipt of the Gas at the Receipt Point(s) and until such Gas has been delivered to Shipper or its designee at the Delivery Point(s). As between the Parties, the Party deemed to be in exclusive control and possession of the Gas hereunder shall be responsible for anything that may be done, happen or arise with respect to such Gas; provided, however, Gatherer shall not be responsible for anything that may happen due to the nature of or caused by Non-Conforming Gas delivered by Shipper hereunder.

(b)	Except as specifically set forth elsewhere in this Agreement, each Party (i) assumes full responsibility and liability arising from the installation, ownership and operation of its pipelines and facilities and (ii) shall hold harmless the other Party from all Claims for death, personal injury or damage to property that such Party incurs on account of such installation, ownership and operation. However, a Party shall not be liable to the other Party for, or hold harmless the other Party from, any such Claims arising out of acts or omissions of third parties when such acts or omissions are not reasonably within the first Party’s control.

Section XII – Warranty; Transfer of Title

(a)	Shipper represents and warrants to Gatherer that upon delivery of Gas to Gatherer, Shipper will have good title and the good right to deliver such Gas and that such Gas shall be free and clear of all liens, encumbrances and adverse claims. Shipper shall indemnify, defend and hold harmless Gatherer from and against all suits, actions, debts, accounts, damages, costs (including attorneys’ fees), losses and expenses arising out of or in connection with any adverse claims of any and all Persons regarding said Gas.

(b)	Shipper hereby transfers and conveys to Gatherer, free of charge and free of any liens, encumbrances and Claims of any nature, all Gas that Gatherer is entitled to retain in accordance with this Agreement as fuel, FL&U or otherwise.

Section XIII - Force Majeure

(a)	If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, except for the obligations to make payments hereunder, it is agreed that, on such Party’s giving notice and reasonably full particulars of such force majeure, orally as soon as practicable and followed in writing or by electronic transmission, to the other Party within a reasonable time after the occurrence of the force majeure relied upon, the obligations of the Parties, so far as they are affected by such force majeure, shall be suspended from the commencement and during the continuance of any inability so caused. Upon the event of force majeure, the Parties shall cooperate to the extent reasonable and use commercially reasonable efforts to remedy such force majeure with all reasonable dispatch.

(b)	The term “force majeure,” as employed herein, shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, and epidemics; landslides, lightning, earthquakes, fires, storms, hurricanes and threats of hurricanes, floods and washouts; arrests, orders, requests, directives, restraints and requirements of the government and governmental agencies, either federal or state, civil and military; failure of transportation; explosions, breakage or accident to machinery, equipment or lines of pipe; outages (shutdowns) of equipment, machinery or lines of pipe for inspection, maintenance or repair; freezing of wells or lines of pipe; and other causes of a similar nature not reasonably within the control of the Party claiming suspension. Force majeure shall likewise include (a) in those instances where either Party is required to obtain servitudes, right-of-way grants, permits or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, right-of-way grants, permits or licenses; and (b) in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

(c)	The term “force majeure” as applied to Shipper, specifically excludes the following occurrences or events: the loss, interruption, or curtailment of transportation on any pipeline interconnection with Gatherer necessary to make or take delivery of Gas hereunder (unless due to a force majeure declared by the receiving pipeline at the Delivery Point(s) to the extent it prevents such pipeline from receiving Gas at such Delivery Point(s) from firm basis customers); increases or decreases in Gas supply, allocation or reallocation of production by well operators, pipelines, or other parties; loss of markets; loss of supply; and failure of specific, individual wells or appurtenant facilities in the absence of a force majeure event broadly affecting other wells in the same geographic area. As applied to Shipper and Gatherer, price changes due to market conditions or economics associated with the gathering and transportation of Gas gathered hereunder shall not be considered events of “force majeure”.

Section XIV - Limitation of Liability

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, LOSS OF PRODUCTION, INCREASED COST OF OPERATIONS, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY HEREUNDER TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY UNAFFILIATED THIRD PARTIES, INCLUDING THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

Section XV - Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement shall not be transferred or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other Party: (i) to a purchaser of all or substantially all of its assets, and (ii) to any Person as security in connection with arranging financing for such Party or any Affiliate of such Party provided further that in the event of any assignment under this Section XV, the assigning Party shall not be released from its obligations hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

Section XVI - Laws and Regulations

(a)	This Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law provisions contained therein. This Agreement is subject to all valid existing and future laws, orders, rules, regulations or proclamations of duly constituted governmental authorities having jurisdiction or control over the Gatherer, the Gathering System or the subject matter hereof.

(b)	Shipper shall not deliver any Gas at the Receipt Points, or otherwise take any action, which could result in the Gathering System or Gatherer’s ownership and operation thereof, not being exempt from regulation under the Natural Gas Act pursuant to the gathering exemption under Section 1(b) of such Act. Shipper shall indemnify, defend and hold harmless Gatherer from and against all Claims arising out of or in connection with Shipper’s breach of this provision.

(c)	If any governmental authority shall take any action (including, without limitation, issuance of a “policy statement”) (i) which is, with respect to or as a result of this Agreement, designed to subject or otherwise subjects Gatherer, its Affiliates, designees or any pipeline or related facilities of either Gatherer, its Affiliates or its or their agents to any greater or different regulation or jurisdiction than that existing on the date of this Agreement or (ii) whereby the receipt, gathering and delivery of Gas as contemplated hereunder or pursuant to other agreements shall be prohibited or subject to terms, conditions, restraints or regulations, including rate or price control, or ceilings or open access requirements which, in the sole judgment of Gatherer, are unduly or overly burdensome, then, the Parties agree to, in good faith, renegotiate this Agreement or enter into a superseding agreement. If the Parties cannot renegotiate this agreement or enter into a superseding agreement, upon written notice to Shipper, Gatherer may terminate this Agreement in whole or in part effective one (1) Day prior to the effective date of such governmental action without further obligation to Shipper. However, Shipper shall make payment for services rendered (but shall have no obligation for any remaining Commitment Volumes) and the Parties shall endeavor to correct any Gas imbalance existing on the date of such termination. Notwithstanding the foregoing, nothing contained herein shall preclude the Parties from renegotiating this Agreement or entering into a superseding agreement if they so choose.

(d)	Gatherer shall file all necessary reports and/or notices required by law or regulation to be filed by Gatherer, and Shipper shall provide Gatherer with any necessary compliance information requested by Gatherer in connection with preparing such reports.

(e)	If a dispute between Shipper and Gatherer arises out of this Agreement, either Party may initiate dispute resolution procedures by sending written notice (the “Initial Notice”) to the other Party specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within twenty (20) Business Days after delivery of the Initial Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they mutually agree, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(f)	If the executives fail to meet or are unable to resolve the dispute within thirty (30) Days after the Initial Notice from the Party initiating dispute resolution procedures, or such longer period as mutually agreed to by the Parties, then the Parties agree that any such dispute shall be adjudicated exclusively in the federal and state courts located in Dallas, Dallas County, Texas, and venue shall at all times be proper there.

(g)	THE PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES OR THEIR SUCCESSORS OR PERMITTED ASSIGNS, ARISING UNDER OR RELATED TO THIS AGREEMENT, OR ANY OF ITS PROVISIONS.

Section XVII - Confidentiality

The terms of this Agreement, including but not limited to the rates and/or fees paid for gathering and other service, the identified transporting pipelines, the volumes gathered and all other material terms of this Agreement shall be kept confidential by the Parties and their respective Representatives (as defined below), except to the extent that any information must be disclosed to a third party for the purpose of effectuating gathering and other services pursuant to this Agreement, or as required by regulation, law, subpoena or court order. If a Party intends to disclose the terms of this Agreement to such a third party it shall first cause such third party to enter into a confidentiality and non-use agreement with respect to such information, unless such other party is a government agency or court, in which case it shall use commercially reasonable efforts to maintain the confidentiality of the information required to be disclosed. For purposes of this Section XVII, “Representatives” means such Party’s affiliates and its and their respective officers, directors, employees, advisors, consultants, agents and actual or potential lenders, financing sources and/or joint venture partners.

Section XVIII - Miscellaneous

(a)	The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint effort of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.

(b)	Shipper agrees to grant or assign, and to cause any of its Affiliates to grant or assign, to Gatherer or its designee, insofar as Shipper or its Affiliate(s) is able to convey such rights, the right of ingress and egress and all necessary easements and rights-of-way to any leaseholds or premises of Shipper for the construction of pipelines and/or facilities necessary or convenient for the performance by Gatherer of the services to be provided hereunder.

(c)	This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(d)	This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such permitted successor and assigns, any legal or equitable rights hereunder.

(e)	Any term of this Agreement may be amended only with the written consent of each Party. A Party’s observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of the other Party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

(f)	This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

(g)	The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

(h)	If any provision of this Agreement or the application thereof to any Person or circumstance shall be held by a court of competent jurisdiction to be invalid or unenforceable to any extent, (i) the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, and (ii) the provision of this Agreement which is so held to be invalid or unenforceable shall be modified so that it is valid and enforceable while preserving to the maximum extent possible the substance of the original agreement of the Parties.

[End of Exhibit A]

EXHIBIT B

RECEIPT POINT(S) AND DELIVERY POINT(S)

RECEIPT POINTS:

Name	Location	Meter Number
TBD	San Augustine County, TX	TBD

DELIVERY POINTS:

Each Delivery Point listed below will be made available to Shipper:

Name	Location	Meter Number
NGPL	Nacogdoches County, TX	45310
Gulf South 30”	Sabine County, TX	022688
Center Point 32”	Panola County, TX	822320
Gulf South 42”	Panola County, TX	022708
Acadian/Mansfield	De Soto Parish, LA

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EXHIBIT C

FEES

1.	Volumetric Charge. A fee of five cents ($0.05) per Mcf assessed on all Gas (in Mcfs) received hereunder at the Receipt Point(s) during each Month.

2.	Volumetric Commitment. Shipper agrees to deliver hereunder at the Receipt Point(s) during each Month of three (3) consecutive Commitment Periods, a daily volume of Gas equal to the Commitment Volume for such Commitment Period. If for any reason (including force majeure) Shipper fails to deliver during any Month of any Commitment Period the aggregate Commitment Volume for all days in such Month, then Shipper shall pay to Gatherer an amount equal to (i) such aggregate Commitment Volume less the volume of Gas actually delivered by Shipper hereunder during such Month (the “Deficiency”) multiplied by (ii) $0.05 per Mcf. Shipper shall pay such amount within twenty (20) Days of Shipper’s receipt of Gatherer’s statement for such Deficiency. Shipper’s obligation to pay such amount is in addition to all other amounts owed by Shipper under this Agreement. For the avoidance of doubt, once Shipper has delivered a volume of Gas hereunder at the Receipt Points during any Month of any Commitment Period equal to the Commitment Volume applicable to such Month, then it shall have no obligation to deliver any minimum volumes of Gas hereunder during the remainder of such Month; provided, however, Shipper’s dedication obligations hereunder and its obligations under Section II (k) shall continue to apply.

(b)	Subject to item (c) below, the Commitment Volume for each Commitment Period shall be as follows:

1st Commitment Period – August 1, 2015 through January 31, 2016 – 50,000 Mcf/day

2nd Commitment Period – February 1, 2016 through July 31, 2016 – 75,000 Mcf/day

3rd Commitment Period – August 1, 2016 through July 31, 2020 – 100,000 Mcf/day

(c)	All volumes of Gas, if any, delivered by Shipper hereunder during the first Commitment Period in excess of the Commitment Volume shall be credited against Shipper’s Commitment Volume obligation for the second Commitment Period, and so on through the third Commitment Period.

3.	Commodity Charge. A fee of two and one half cents ($0.025) per Mcf assessed on all Gas (in Mcfs) received hereunder from Shipper by Gatherer at the Receipt Points during each Month.

4.	Compression Fee. Where Gatherer installs compression pursuant to Section VII of Exhibit A, Delivery Pressure, between the Receipt Point(s) and the Delivery Point(s) to cause Gas to be delivered to downstream pipelines at the Delivery Point(s), then:

a)

if the Gas delivered hereunder in any Month moves through such compression, a fee of seven cents ($0.07) per Mcf per theoretical stage of compression, shall be assessed on all Gas (in Mcfs) received hereunder at the applicable Receipt Point during each month. In addition, Shipper will bear its prorata share of actual fuel, and will reimburse Gatherer its prorata share of all electrical charges, associated with the operation of such compression. For purposes of this Agreement, the theoretical stages of compression shall be determined as follows: Each Month, Gatherer shall determine the average suction pressure and the average discharge pressure of

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each compressor station during its period of operation. Such average discharge pressure in pounds per square inch gauge (psig) shall be divided by the average suction pressure in psig, and then be divided by three and one-half (3.5) compression ratios, with the resulting number being the number of theoretical stages of compression for such compressor station for which Shipper shall be charged. For example, if in a Month, the average suction pressure and the average discharge pressure of a compressor station during its period of operation are 300 psig and 1,050 psig, respectively, then the number of theoretical stages of compression for such compressor station would be 1.0 (i.e. 1,050 ÷ 300, ÷ 3.5) and the fee for such compression for such Month would be $0.08 per Mcf.

b)	In addition to the fees set forth in Section 2(a) of this Exhibit C, Shipper will bear its prorata share of actual fuel consumed in such compression and will reimburse Gatherer its prorata share of all electrical charges, associated with the operation of such compression.

5.	CO2 Treating Fee. A fee per Mcf assessed on all Gas (in Mcfs) received hereunder at each Receipt Point(s) and actually treated by Gatherer during each month determined, based upon the CO2 content of such Gas at such Receipt Point, as follows:

a)	If the CO2 content of such Gas at such Receipt Point meets the requirements of Section V, Quality, then no fee.

b)	If the CO2 content of such Gas at such Receipt Point does not meet the requirements of Section V, Quality, then a fee equal to $0.045 per Mcf.

c)	In addition to the fees set forth in Section 3(a) and (b) of this Exhibit C, Shipper will bear its prorata share of actual fuel for each one (1) percentage (or portion thereof) of CO2 content that the Gas exceeds the CO2 Requirement) and will reimburse Gatherer its prorata share of all electrical charges, associated with the operation of such treatment facilities (based on volumes of Gas moving through such treatment facilities).

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6.	Minimum Volume Fee. The Minimum Volume Fee shall apply as stated in Section II—Quantities and Services Provided (k).

7.	FL&U. Shipper will provide to Gatherer, in kind and at no cost to Gatherer, Shipper’s share of fuel under Sections 2 and 3 of this Exhibit C, as well as Shipper’s share of FL&U under Article 3.2 of the Agreement; provided, however, any fuel utilized to operate compression and/or treating facilities that is the subject of Sections 2 and 3 of this Exhibit C shall not be included in FL&U under Article 3.2 of the Agreement. In this regard, Gatherer may from time to time use historical fuel and/or FL&U information in establishing fuel retention percentages under Sections 2 and 3 of this Exhibit C and FL&U retention percentages under Article 3.2 of the Agreement, to be applied on a prospective basis.

8.	Escalation. All fees per Mcf set forth in Sections 1, 2, 3, 4 and 5 of this Exhibit C shall be adjusted effective on each anniversary during the term of this Agreement, commencing on August 1, 2015, to reflect increases, if any, in the “PPI-OME” (as defined below) during the twelve (12) month period ending with January preceding the date of the applicable adjustment. As used herein, “PPI-OME” means the Producer Price Index for Oil Field and Gas Field Machinery and Equipment (Commodity Code 11-91), unadjusted index, as published by the U.S. Department of Labor Statistics, or if the publication of such index is discontinued, such other index or indices reasonably selected by Gatherer which reflects the range of economic factors represented by such index.

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